Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the First Quarter 2021 and

Will Host Conference Call and Webcast on Wednesday, April 21, 2021

Burr Ridge, Illinois - (April 19, 2021) BankFinancial Corporation (Nasdaq – BFIN) (the “Company”) reported net income for the three months ended March 31, 2021 of $1.5 million, or $0.10 per common share, compared to net income of $2.4 million, or $0.16 per common share, for the three months ended March 31, 2020.  At March 31, 2021, BankFinancial had total assets of $1.620 billion, total loans of $1.029 billion, total deposits of $1.422 billion and stockholders' equity of $171 million.

Total net loans increased by $26.3 million for the quarter ended March 31, 2021, primarily due to continued strong originations of commercial equipment finance transactions and increased utilization of commercial lessor finance lines of credit.  Total commercial loans and leases increased by $37.6 million (9.3%) for the quarter ended March 31, 2021, compared to an increase of $25.4 million (6.7%) for the quarter ended December 31, 2020.  The total balance of SBA Paycheck Protection Program (PPP) commercial loans was $10.9 million at March 31, 2021, as we originated $8.6 million in new PPP loans and we received $7.9 million in PPP forgiveness payments for the quarter.  Multi-family and nonresidential real estate loans declined by $7.9 million (1.4%) as increased loan originations nearly offset substantially reduced loan payoffs.

Total deposits increased by $28.5 million, primarily due to a $44.9 million increase in core retail and business deposits, partially offset by a $15.4 million decrease in retail certificates of deposit.

Net interest income declined by $952,000 due to a decline in the average interest-earning assets yield from 3.27% to 2.98% resulting from a lower average yield on loans and significantly reduced loan prepayment income during the first quarter of 2021, partially offset by a $335,000 recovery in the allowance for loan losses.   Noninterest income declined by $283,000, primarily due to seasonal reductions in commercial loan commitment fees and credit risk premiums compared to the fourth quarter of 2020.  Noninterest expenses increased $413,000 due to a $232,000 increase in payroll taxes and benefit expense, and a $160,000 increase in office occupancy expenses.

The Company’s ratio of nonperforming loans to total loans was 0.07% and nonperforming commercial-related loans represented 0.03% of total commercial-related loans at March 31, 2021. The ratio of nonperforming assets to total assets increased to 0.33% at March 31, 2021, due to the inclusion of $4.3 million of collateral repossessed related to a previously classified Chicago commercial loan in the first quarter of 2021.  Our allowance for loan losses decreased to 0.71% of total loans as of March 31, 2021, compared to 0.77% at December 31, 2020.

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 10.67% at March 31, 2021. The Company repurchased 146,106 common shares during the quarter ended March 31, 2021. The Company’s book value per common share increased to $11.72 per share at March 31, 2021.

The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review first quarter 2021 results in a conference call and webcast for stockholders and analysts on Wednesday, April 21, 2021 at 9:30 a.m. Chicago, Illinois Time.  The conference call may be accessed by calling (844) 413-1780 using participant passcode 7575417. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page.  For those unable to participate in the conference call, the webcast will be archived through Wednesday, May 5, 2021 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at The Company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234